Exhibit 99.1
Twitter Q3 2021 Shareholder Letter
San Francisco, CA
October 26, 2021

Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this letter’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. All growth rates referenced below are year over year unless otherwise indicated. The sum of individual metrics may not always equal total amounts indicated due to rounding.
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Highlights
•Revenue was $1.28 billion in Q3, up 37% year over year, reflecting strong performance across all major products and geographies. Our Q3 operating loss of $743 million includes a one-time litigation-related net charge of $766 million(1), as well as ongoing investments. Adjusted operating income, which excludes the one-time litigation-related net charge, was $23 million.

•Average monetizable DAU (mDAU) reached 211 million, up 13% year over year, accelerating from 11% year over year growth in Q2, driven by ongoing product improvements and global conversation around current events.

•We continued to make progress on our brand and direct response offerings, with updated ad formats, improved targeting, and better measurement. Revenue product improvements, strong sales execution, and a broad increase in advertiser demand contributed to 41% year-over-year growth in ad revenue in Q3.

Revenue was $1.28 billion in Q3, up 37% year over year, reflecting strong performance across all major products and geographies. Our Q3 operating loss of $743 million includes a one-time litigation-related net charge of $766 million, as well as ongoing investments. Adjusted operating income, which excludes the one-time litigation-related net charge, was $23 million.

Total revenue was $1.28 billion in Q3, an increase of 37%. Total US revenue was $742 million, an increase of 45%. Total international revenue was $542 million, an increase of 28%, or 27% on a constant currency basis. Japan remains our second largest market, growing 20% and contributing $159 million, or 12% of total revenue in Q3.

Total advertising revenue was $1.14 billion, an increase of 41%. Data licensing and other revenue totaled $143 million, an increase of 12%.

Our Q3 operating loss of $743 million includes a one-time litigation-related net charge of $766 million, as well as ongoing investments. This resulted in an operating margin of -58% in Q3, compared to operating income of $56 million and an operating margin of 6% for the same period in 2020. Adjusted operating income, which excludes the $766 million litigation-related net charge, was $23 million, reflecting an adjusted operating margin of 2%. We incurred a net loss of $537 million in Q3, representing a net margin of -42% and diluted EPS of ($0.67).

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(1) Includes a charge of $809.5 million to settle a shareholder class action lawsuit partially offset by an insurance recovery of $5.8 million. In addition, during the quarter we received insurance proceeds of $38.0 million related to the settlement of separate earlier shareholder derivative lawsuits.

Average monetizable DAU (mDAU) reached 211 million, up 13% year over year, accelerating from 11% year over year growth in Q2, driven by ongoing product improvements and global conversation around current events.
In Q3, we continued making Twitter the best place for people to keep up with and discuss their interests. 230 million accounts now follow at least one Topic, and we added more than 2,300 Topics in Q3, bringing the total number of Topics that people can follow up to 11,800 across 11 languages. We also continued to significantly improve the personalization of Topic recommendations and notifications for existing customers. For new customers, Topics are an important part of successful onboarding. We’ve found that new customers who follow Topics are more engaged on day one and are more likely to log in on day two and day three. In Q3, we began testing simplified interest selection during onboarding, making it easier to go from broad categories of interest to the specific subjects that new customers care about most. Early results show a more than 35% increase in the number of new customers who tell us their interests as a result. We also made it easier for new customers to sign up in Q3 with single sign-on, allowing people to sign up or log into Twitter with their Google Account or Apple ID.

Twitter is where people go to have real conversations about what's happening — and creators are responsible for starting, influencing, and amplifying a large percentage of those conversations. By helping creators make money, we provide a clear and direct incentive for them to invest more time and money developing content for Twitter. To that end, in Q3, we launched three new monetization products for creators: Tips, Super Follows, and Ticketed Spaces. We also started to roll out Communities, an easy way to find and connect with people who have similar interests. When people join a Community, they can Tweet directly to that group instead of all followers, and only members in the same Community can reply and join the conversation, keeping the conversation intimate and relevant. Today, a person must apply to start a Community, but in the coming months, we’ll allow more people to create Communities so that everyone can talk about their interests, whatever they are.

We continue to enhance the global conversation on Twitter with live and on-demand video content. Examples from Q3 include:
•A multi-year global extension of our existing partnership with Dow Jones Corporation, which includes a renewal of the successful WSJ What’s Now series, as well as new Barrons, Investor’s Business Daily, and MarketWatch content on Twitter.
•A global deal with IMG Fashion Events & Properties, a division of the world’s leading entertainment and events company, covering Fall 2021 and Spring 2022 Fashion Weeks, including livestreams, highlights, and Spaces.
•A deal with Fox Sports to bring the best of college football content to Twitter with real-time highlights, opening drive “live” streams, as well as a fan-powered "Alternate Camera Angle" where fans get to choose how to watch one of the best games of the week.

Health also continues to be a top priority. Our core belief is that we grow the public conversation, and our business, by investing in Health. An important part of that work is helping people feel safe and more informed participating in the public conversation. In Q3, we shipped a number of product improvements to do just that — including Safety Mode. This new feature aims to reduce disruptive interactions by temporarily blocking accounts for using potentially harmful language (such as insults or hateful remarks) or sending repetitive and uninvited replies or mentions. People can also now change conversational controls after they’ve Tweeted, remove a follower without blocking them, and get a sense of whether the conversation they’re about to enter could get heated or intense. We also started exploring work in Q3 designed to empower people on Twitter to set their own norms and boundaries with word filters, as well as the ability to filter potentially offensive replies and limit potentially unwelcome accounts from replying. We’re also making it easier to identify good bots, and their automated Tweets, with labels that give people more context about who they’re interacting with on Twitter.

We continued to make progress on our brand and direct response offerings, with updated ad formats, improved targeting, and better measurement. Revenue product improvements, strong sales execution, and a broad increase in advertiser demand contributed to 41% year-over-year growth in ad revenue in Q3.

We continued to build on our recent Direct Response (DR) success in Q3 with expanded offerings for Mobile Application Promotion (MAP) and Website Clicks advertisers.
•For MAP advertisers, we released an updated Learning Period model in Q3 that delivers more consistent campaign performance, leading to a 36% increase in the number of campaigns that achieved the minimum viable threshold for campaign performance and advertiser retention. We also launched CPM billing for MAP and the ability for consumers to download an app directly on Twitter, which resulted in an increase in installs per impression and a decrease in cost per install.
•For Website Clicks, we introduced Multi-Destination Carousels, enabling advertisers to market and drive traffic to multiple products inside the same ad on Twitter. With Multi-Destination Carousels, advertisers have greater flexibility to tailor their message for individual products with unique headlines and URLs, allowing consumers to engage with multiple images or videos, and click through to land on different destinations. Early test results show on average a ~20% increase in click-through rate across all objectives relative to single-asset ads.(2) We also started testing Site Visit Optimization, a new buying model designed to help mid-funnel advertisers drive high-quality traffic to their websites at a lower cost, and Aggregated Measurement for Website Clicks, which allows us to measure, in an aggregated and anonymized way, accounts that have opted-out of tracking on iOS using the App Tracking Transparency (ATT) prompt.
We continue to see opportunities around personalization on Twitter as we better leverage our unique signal to improve people’s experience and show them more effective ads across both brand and direct response. The revenue impact we experienced from ATT in Q3 increased on a sequential basis but remained modest. The impact of ATT is likely to vary across ad platforms given the unique mix of ad formats, signal, and remediations on each, as well as other factors. The mitigations we have put in place, and the speed with which we have adopted new standards, like SKAdNetwork and resulting changes across our technical stack, have contributed to minimizing the impact to us. Since the launch of ATT in April, we have invested in supporting SKAdNetwork, opening up 30%+ more inventory and scale on iOS, and launched support for view-through attribution and SK-campaign ID management features in the Twitter Ads Manager. It is still too early for Twitter to assess the long-term impact of Apple’s privacy-related iOS changes, but the Q3 revenue impact was lower than expected, and we have incorporated an ongoing modest impact into our Q4 guidance. We have seen our revenue product development, both related to and distinct from ATT, improve the performance of our products, and we expect that to continue.

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(2) Source: Twitter internal data from Carousels while in Beta testing July-September 2021. Multi-Destination website Carousels compared to single asset Website Cards. These numbers are averages across iOS and Android, across Image and Video assets. These numbers may change in general availability and may vary depending on format, region, or platform.

For Brands, we extended the “15-second (15s) video view” bid unit to the pre-roll video views objective in Q3, allowing pre-roll advertisers to prioritize engaged, long-form views. Early tests show a 2.5x improvement in video completion rates for pre-roll videos when compared with legacy bid units. We also launched a new brand measurement service for third-party partners in Q3, which provides real-time ad impressions, engagements, and viewability data to support Viewability Verification and Audience Verification for ads. We also more than doubled our available language targeting options in Q3, making 25 new languages available for targeting in the Twitter Ads Manager and via our Ads API.

For small and medium-sized businesses (SMBs), we started testing a notification email system in Q3 that proactively sends alerts when campaigns are not spending, whether their budget is exhausted, their campaign has expired, or there are other issues with their settings. We launched a beta test in English in Q2 and expanded to all supported languages in Q3, with early test results showing a 19% increase in daily average revenue per advertiser.

We’re also putting more focus on exploring the potential for shopping on Twitter. In Q3, we launched a pilot of the Shop Module with a handful of brands in the United States. The Shop Module is a feature that allows us to explore how shoppable profiles can create a pathway from talking about and discovering products on Twitter to purchasing them. It’s a dedicated space at the top of a profile where businesses can showcase their products. When people visit a profile with the Shop Module enabled, they can scroll through the carousel of products and tap through on a single product to learn more and purchase seamlessly in an in-app browser without leaving Twitter.

While the Shop Module is a step towards better supporting shopping on Twitter, it also builds on our efforts around Professional Profiles, which we started introducing earlier this year. With modular components for Professional Profiles, businesses across the globe – from small businesses and legacy brands to creator-founded companies – have access to customized profiles with features intended to help drive engagement and business outcomes.

We continued to build on that base in Q3 with the launch of Twitter for Professionals. The foundation of Twitter for Professionals is to provide businesses, creators, publishers, and developers of all industries and sizes the space to showcase and highlight their content, products, and services directly on Twitter for free. We first introduced Professional Profiles in April of this year with the About Module, and in Q3, we launched two additional modules: the Newsletter module, a built-in partnership with Twitter’s recently acquired newsletter service Revue, and the Shop Module, part of our growing efforts around Twitter Shopping.

Q3 2021 Financial and Operational Detail

Revenue

Total revenue was $1.28 billion in Q3, an increase of 37%. Total US revenue was $742 million, an increase of 45%. Total international revenue was $542 million, an increase of 28%, or 27% on a constant currency basis. Japan remains our second largest market, growing 20% and contributing $159 million, or 12% of total revenue in Q3.

Total advertising revenue was $1.14 billion, an increase of 41%. While year-over-year growth for Q3 ad revenue slowed in comparison to Q2, it was the strongest year-over-year growth in Q3 reported in the last three years, even when taking into account the recovery in ad spend we saw in the year ago period after the initial COVID impact.

Our launch and connect value proposition continues to resonate with advertisers across the economy. Of note, well more than half of our total ad revenue year-to-date has been associated with services and digital goods.
Key results:

•By region, US advertising revenue totaled $647 million, an increase of 51% compared to a year-over-year increase of 98% last quarter. International ad revenue was $493 million, up 30%, or 29% on a constant currency basis, compared to a year-over-year increase of 76% last quarter. We saw particular strength in the US and continued momentum across key markets around the world, driven by revenue product improvements, strong sales execution, and increased advertiser demand for digital ads in general.

•By advertiser objective, we saw exceptional momentum in brand, particularly in the US, with strong demand from advertisers looking to launch new products and services and connect with what’s happening on Twitter across a number of key verticals, including technology, media & entertainment, retail, and financial services. Our momentum in MAP and performance ads also continued in Q3 across higher cost-per-install categories, including gambling, cryptocurrency, and financial services.

•By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue. Brands continued to launch new products and services on Twitter to enable unique engagement with their audience. Louis Vuitton launched a fashion show featuring K-pop sensation BTS via Twitter livestream in Q3, breaking records for the most-viewed and most talked-about fashion show ever on Twitter with 36.8 million tune-in, 1.3 million engagements, and more than 1 million new followers.

•In Q3, we also saw strong contribution from our SMB customers, with double-digit revenue growth reflecting increased investments across sales and product with higher spend per advertiser. While relatively small as a share of revenue today, we believe small and mid-sized businesses remain a significant opportunity for Twitter.

Data licensing and other revenue totaled $143 million, an increase of 12%.

On October 6, 2021, we announced a definitive agreement to sell MoPub to AppLovin Corporation for $1.05 billion in cash. The sale of MoPub enables us to concentrate more of our efforts on the significant opportunity for performance-based advertising, SMB offerings, and commerce initiatives on Twitter. The transaction is expected to close shortly after the end of 2021, subject to customary closing conditions, including the receipt of regulatory approval.

MoPub and MoPub Acquire (formerly known as CrossInstall) generated approximately $188 million in annual revenue in 2020. At the time of the announcement, we inadvertently stated that the entire $188 million was reported in Data Licensing & Other. While the significant majority of the $188 million was MoPub exchange-related revenue reported in Data Licensing and Other, the portion of revenue associated with MoPub Acquire was reported in total advertising revenue.
Advertising Metrics

Total ad engagements increased 6% due to our growing audience and increased demand for ads on a year-over-year basis, offset in part by a mix shift to lower funnel ad formats, which, although they have higher cost per engagement (CPE), generally have lower engagement rates.
CPE increased 33%, primarily driven by like-for-like price increases across most ad formats due to the impact of COVID last year as well as a mix shift toward lower funnel ad formats. As a reminder, CPE is an output of our ads auction process and will vary from one period to another based on geographic performance, auction dynamics, the strength of demand for various ad formats, and campaign objectives.

Expenses
Total costs and expenses (including cost of revenue and all operating expenses) grew to $2.03 billion in Q3, up 130%, largely driven by a one-time litigation-related net charge of $766 million(3), as well as higher sales-related expenses, headcount growth, and infrastructure costs.
By function:

•Cost of revenue grew 34% to $484 million, driven by revenue share, public cloud, and labor-related expenses.

•Research and development expenses grew 55% to $324 million, primarily due to higher personnel-related costs as we continue to focus investments in engineering, product, design, and research.

•Sales and marketing expenses grew 40% to $301 million, primarily due to increased marketing expenses, higher personnel-related costs, and higher sales commissions.

•General and administrative expenses increased 60% to $151 million, primarily due to higher personnel-related costs and professional fees.

SBC expenses grew 42% to $164 million, primarily due to increased headcount, and were approximately 13% of total revenue. We ended Q3 with more than 7,100 employees worldwide, up 33% year over year.

Adjusted operating income, which excludes the one-time $766 million litigation-related net charge, was $23 million, reflecting an adjusted operating margin of 2%. This compares to operating income of $56 million and an operating margin of 6% for the same period in 2020.

We incurred a net loss of $537 million in Q3, representing a net margin of -42% and diluted EPS of ($0.67).
Balance Sheet and Statement of Cash Flows

We ended the quarter with approximately $7.41 billion in cash, cash equivalents, and marketable securities, reflecting the repayment of an aggregate principal amount of $954 million in senior convertible notes due in September 2021. Net cash provided by operating activities in the quarter was $389 million, increasing from $215 million in the same period last year. Capital expenditures totaled $409 million, compared to $289 million in the same period the previous year, driven by infrastructure investments in data center build-outs to support audience growth and product innovation. We reported negative adjusted free cash flow of $20 million, compared to negative adjusted free cash flow of $74 million in the same period last year. As a reminder, while the one-time litigation-related net charge announced on September 20, 2021, is being recognized in Q3, the actual cash payment has already occurred in Q4'21.

We repurchased $169 million of stock during Q3 via our share repurchase program announced last year, bringing our total repurchase to $915 million to date. Our pace in future quarters may vary based on the operating environment, capital needs, and market conditions.

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(3) Includes a charge of $809.5 million to settle a shareholder class action lawsuit partially offset by an insurance recovery of $5.8 million. In addition, during the quarter we received insurance proceeds of $38.0 million related to the settlement of separate earlier shareholder derivative lawsuits.

Monetizable Daily Active Usage

Average mDAU was 211 million, an increase of 13%, up from 11% year over year growth in Q2, primarily driven by ongoing product improvements and global conversation around current events. Year-over-year growth of both US and international mDAU accelerated in Q3 to 4% and 15%, respectively, up from 3% and 12% in the prior quarter.
By region:
•Average US mDAU was 37 million for Q3, compared to 36 million in the same period of the previous year and 37 million in Q2. Sequential growth for US mDAU in Q3 over the last four years has ranged from flat to up one million. Our performance this year is consistent with that historical range. As one can find in prior disclosures, sequential growth for US mDAU in Q4 over the last four years has ranged from down one million to up one million, with recent product improvements suggesting we could be in the top half of that range in Q4’21.

•Average international mDAU was 174 million for Q3, compared to 152 million in the same period of the previous year and 169 million in Q2.

Looking ahead, we expect Q4 mDAU to grow at or above the Q3 rate of 13% on a year-over-year basis.

Outlook

We continue to expect total revenue to grow faster than expenses in 2021 (excluding the litigation settlement announced in Q3), and we expect to continue our investment posture as we enter next year. Our 30%+ headcount growth in 2021, with annual merit increases, and other investments we made in 2021, including our new data center, will flow into annual expenses for 2022, likely resulting in a mid-20% increase in total expenses next year prior to hiring any more people or making additional investments during 2022.

Before providing 2022 guidance in February, we wanted to share some additional information regarding the sale of MoPub. The sale is expected to close in Q1, and while the associated product, engineering, and go-to-market teams are largely expected to shift to direct response, SMB, and commerce upon closing, it will take time for their work to deliver results. As a result, we do not expect to recoup the full revenue loss associated with the sale of MoPub in 2022, which is estimated to be between $200 and $250 million. Despite some expected 2022 revenue loss, there are no changes to our goal of generating $7.5 billion or more of annual revenue in 2023 with an increased focus and additional resources working on increasing our market share within the ~$150 billion and growing addressable market for ads on our website and apps.

Our outlook for Q4’21, which includes MoPub, is as follows:

•Total revenue is expected to be between $1.5 billion and $1.6 billion.

•GAAP operating income is expected to be between $130 million and $180 million.

•Capital expenditures are expected to be between $85 million and $135 million.

•Stock-based compensation expense is expected to be approximately $175 million.

Note that our outlook for Q4 reflects foreign exchange rates as of October 2021.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and the reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP below.

Appendix
Third Quarter 2021 Webcast and Conference Call Details

Twitter will host a conference call today, Tuesday, October 26, 2021, at 3pm Pacific Time (6pm Eastern Time) to discuss financial results for the third quarter of 2021. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Fourth Quarter Earnings Release Details

Twitter expects to release financial results for the fourth quarter and full year of 2021 on February 10, 2022, after market close. Twitter will host a conference call on the same day to discuss these financial results at 3pm Pacific Time (6pm Eastern Time).
About Twitter, Inc. (NYSE: TWTR)

Twitter (NYSE: TWTR) is what’s happening and what people are talking about right now. To learn more, visit about.twitter.com and follow @Twitter. Let’s talk.

A Note About Metrics

Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.

The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the third quarter of 2021 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.

In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.

We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance, long-term targets and trends in our business and markets, growth rates, and strategies to improve financial and operating performance; the impact of the COVID-19 pandemic and the timing of recovery on advertiser demand across Twitter’s platform, and on Twitter’s operating results; the impact of privacy-related iOS changes, including ATT, on Twitter’s business and operating results; Twitter’s anticipated strategies, and product and business plans, and its priorities, product initiatives, and product development plans, including, the expected benefits of brand and direct response ad format efforts, as well as Topics, Spaces, Shop Module, and various product changes related to health and safety; Twitter’s expectations and strategies regarding the growth of its revenue, including the drivers of such growth, audience, and engagement (including, in each case, any potential impact of COVID-19), advertiser base and spending, and allocation of resources; Twitter’s expectations regarding the timing and impact of its proposed sale of MoPub, including revenue impact; and Twitter’s expectations regarding future capital expenditures, timing and amount of share repurchases, headcount growth and other expenses, including its SBC expenses and expense growth rates. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the possibility that: the COVID-19 pandemic and related impacts will continue to adversely impact our business, financial condition, and operating results and the achievement of our strategic objectives, as well as the markets in which we operate and worldwide and regional economies; Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations or fail to drive mDAU growth; advertisers continue to reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, adjusted income (loss) from operations, adjusted operating margin, non-GAAP income (loss) before income taxes, non-GAAP provision for (benefit from) income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted diluted net income (loss) per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal quarter ended September 30, 2021, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. We have presented adjusted income (loss) from operations solely to exclude the one time net charge related to litigation in the three and nine months ended September 30, 2021, and no other adjustments were made in the calculation of this measure. Adjusted operating margin is calculated by dividing adjusted operating income (loss) by GAAP revenue. Twitter defines non-GAAP income (loss) before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time non-recurring gain, if any; Twitter defines non-GAAP provision for (benefit from) income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income (loss) as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time non-recurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income (loss) per share is calculated by dividing non-GAAP net income (loss) by the non-GAAP diluted shares. When the convertible notes are dilutive, interest expense, net of tax, is added back to non-GAAP net income to calculate non-GAAP diluted net income per share. The non-GAAP diluted shares are GAAP diluted shares plus the potential additional common stock impact of the convertible senior notes that were anti-dilutive for the GAAP diluted share calculation. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision for (benefit from) income taxes, restructuring charges, and one-time non-recurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time non-recurring gain, if any. We have presented adjusted net income (loss) solely to exclude the income tax provision from the establishment of a valuation allowance against the deferred tax assets in the nine months ended September 30, 2020, and no other adjustments were made in the calculation of this measure. Adjusted diluted net income (loss) per share is calculated by dividing adjusted net income (loss) by the GAAP diluted shares. When the convertible notes are dilutive, interest expense, net of tax, is added back to adjusted net income to calculate adjusted diluted net income per share. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues on a constant currency basis, adjusted income (loss) from operations, adjusted operating margin, non-GAAP income (loss) before income taxes, non-GAAP provision for (benefit from) income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), and adjusted diluted net income (loss) per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance.

Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that adjusted income (loss) from operations, adjusted operating margin, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), and adjusted diluted net income (loss) per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges, or the effects of the tax provisions from the establishment of a valuation allowance against deferred tax assets described above, which are non-operating expenses.

Twitter is also presenting adjusted income (loss) from operations and adjusted operating margin to better reflect operating performance and improve comparability with past periods.

In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:	Press:

ir@twitter.com	press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$3,473,865	$1,988,429
Short-term investments	3,937,447	5,483,873
Accounts receivable, net	1,014,208	1,041,743
Prepaid expenses and other current assets	194,914	123,063
Assets held for sale	28,800	—
Total current assets	8,649,234	8,637,108
Property and equipment, net	2,053,480	1,493,794
Operating lease right-of-use assets	1,115,929	930,139
Intangible assets, net	46,702	58,338
Goodwill	1,293,826	1,312,346
Deferred tax assets, net	1,133,816	796,326
Other assets	296,358	151,039
Total assets	$14,589,345	$13,379,090
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$207,912	$194,281
Accrued and other current liabilities (1)	1,688,768	663,532
Convertible notes, short-term	—	917,866
Operating lease liabilities, short-term	218,301	177,147
Total current liabilities	2,114,981	1,952,826
Convertible notes, long-term	3,556,934	1,875,878
Senior notes, long-term	693,744	692,994
Operating lease liabilities, long-term	980,764	819,748
Deferred and other long-term tax liabilities, net	40,009	31,463
Other long-term liabilities	30,282	36,099
Total liabilities	7,416,714	5,409,008
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,468,708	9,167,138
Treasury stock	(5,291)	(5,297)
Accumulated other comprehensive loss	(106,794)	(66,094)
Accumulated deficit	(1,183,996)	(1,125,669)
Total stockholders’ equity	7,172,631	7,970,082
Total liabilities and stockholders’ equity	$14,589,345	$13,379,090

(1) In the third quarter of 2021, we entered into an agreement to settle a shareholder class action lawsuit and recorded an accrual of $809.5 million, which is included in accrued and other current liabilities on the consolidated balance sheet as of September 30, 2021.

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$1,283,817	$936,233	$3,510,262	$2,427,308
Costs and expenses
Cost of revenue	484,479	361,388	1,282,419	933,464
Research and development	324,252	208,877	874,820	625,071
Sales and marketing	301,078	215,285	837,572	643,858
General and administrative (1)	150,855	94,576	409,864	450,181
Litigation settlement, net (2)	765,701	—	765,701	—
Total costs and expenses	2,026,365	880,126	4,170,376	2,652,574
Income (loss) from operations	(742,548)	56,107	(660,114)	(225,266)
Interest expense	(13,284)	(39,614)	(40,362)	(112,712)
Interest income	8,125	17,167	28,328	75,077
Other income (expense), net	20,625	(3,977)	76,370	(12,057)
Income (loss) before income taxes	(727,082)	29,683	(595,778)	(274,958)
Provision (benefit) for income taxes	(190,325)	1,024	(192,675)	1,082,784
Net income (loss)	$(536,757)	$28,659	$(403,103)	$(1,357,742)
Net income (loss) per share:
Basic	$(0.67)	$0.04	$(0.51)	$(1.73)
Diluted	$(0.67)	$0.04	$(0.51)	$(1.73)
Weighted-average shares used to compute net income (loss) per share:
Basic	797,985	790,827	796,775	785,788
Diluted	797,985	806,383	796,775	785,788

(1) In the second quarter of 2020, we recorded $150 million in general and administrative expenses in the consolidated statements of operations related to a draft complaint from the Federal Trade Commission.

(2) In the third quarter of 2021, we entered into an agreement to settle a shareholder class action lawsuit and recorded a charge of $809.5 million partially offset by an insurance recovery of $5.8 million. In addition, during the quarter we received insurance proceeds of $38.0 million related to the settlement of separate earlier shareholder derivative lawsuits.

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flows from operating activities
Net income (loss)	$(536,757)	$28,659	$(403,103)	$(1,357,742)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	133,448	121,983	399,312	366,469
Stock-based compensation expense	164,295	115,969	453,370	346,748
Amortization of discount on convertible notes	—	26,673	—	74,733
Bad debt expense	2,043	(634)	2,434	16,861
Deferred income taxes	(199,772)	(6,345)	(222,789)	(32,382)
Deferred tax assets valuation allowance establishment	—	—	—	1,101,374
Impairment (gain) on investments in privately-held companies	(24,900)	339	(76,794)	8,842
Other adjustments	54	(2,571)	1,521	(7,756)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(69,139)	(136,469)	19,830	97,812
Prepaid expenses and other assets	(33,874)	(27,722)	(78,394)	(24,765)
Operating lease right-of-use assets	55,842	43,595	159,891	121,712
Accounts payable	17,883	20,512	20,701	(5,722)
Accrued and other liabilities	929,848	71,922	1,029,091	76,497
Operating lease liabilities	(49,991)	(41,124)	(143,939)	(120,111)
Net cash provided by operating activities	388,980	214,787	1,161,131	662,570
Cash flows from investing activities
Purchases of property and equipment	(411,227)	(290,746)	(871,603)	(577,829)
Proceeds from sales of property and equipment	2,076	1,910	6,913	5,815
Purchases of marketable securities	(619,318)	(1,981,219)	(2,785,014)	(5,103,983)
Proceeds from maturities of marketable securities	1,103,717	1,085,761	3,188,254	3,566,895
Proceeds from sales of marketable securities	48,820	66,718	1,141,614	925,387
Purchases of investments in privately-held companies	(1,692)	(2,500)	(33,189)	(3,839)
Investments in Finance Justice Fund	(29,300)	—	(52,000)	—
Business combinations, net of cash acquired	—	—	(22,937)	(34,285)
Other investing activities	—	—	(8,385)	(11,050)
Net cash provided by (used in) investing activities	93,076	(1,120,076)	563,653	(1,232,889)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	1,437,500	1,000,000
Purchases of convertible note hedges	—	—	(213,469)	—
Proceeds from issuance of warrants concurrent with note hedges	—	—	161,144	—
Debt issuance costs	—	—	(16,769)	(14,662)
Repayment of convertible notes	(954,000)	—	(954,000)	—
Repurchases of common stock	(169,457)	—	(664,821)	—
Taxes paid related to net share settlement of equity awards	(6,215)	(3,726)	(21,712)	(18,344)
Payments of finance lease obligations	—	(4,117)	(565)	(20,573)
Proceeds from exercise of stock options	51	31	2,037	454
Proceeds from issuances of common stock under employee stock purchase plan	—	—	39,531	34,395
Net cash provided by (used in) financing activities	(1,129,621)	(7,812)	(231,124)	981,270
Net increase (decrease) in cash, cash equivalents and restricted cash	(647,565)	(913,101)	1,493,660	410,951
Foreign exchange effect on cash, cash equivalents and restricted cash	(4,392)	924	(8,391)	(14,854)
Cash, cash equivalents and restricted cash at beginning of period	4,148,502	3,135,940	2,011,276	1,827,666
Cash, cash equivalents and restricted cash at end of period	$3,496,545	$2,223,763	$3,496,545	$2,223,763
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$—	$1,312
Changes in accrued property and equipment purchases	$(144,550)	$63,400	$(6,293)	$103,649
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$3,473,865	$2,201,073	$3,473,865	$2,201,073
Restricted cash included in prepaid expenses and other current assets	3,156	2,251	3,156	2,251
Restricted cash included in other assets	19,524	20,439	19,524	20,439
Total cash, cash equivalents and restricted cash	$3,496,545	$2,223,763	$3,496,545	$2,223,763

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Non-GAAP net income (loss):
Net income (loss) (1) (2)	$(536,757)	$28,659	$(403,103)	$(1,357,742)
Exclude: Provision (benefit) for income taxes	(190,325)	1,024	(192,675)	1,082,784
Income (loss) before income taxes	(727,082)	29,683	(595,778)	(274,958)
Exclude:
Stock-based compensation expense	164,295	115,969	453,370	346,748
Amortization of acquired intangible assets	10,808	5,424	30,647	17,984
Non-cash interest expense related to convertible notes (3)	—	26,673	—	74,733
Impairment (gain) on investments in privately-held companies	(24,900)	339	(76,794)	8,842
Non-GAAP income (loss) before income taxes	(576,879)	178,088	(188,555)	173,349
Non-GAAP provision (benefit) for income taxes (4)	(142,461)	26,713	(69,867)	1,174,944
Non-GAAP net income (loss)	$(434,418)	$151,375	$(118,688)	$(1,001,595)
Non-GAAP diluted net income (loss) per share:
Non-GAAP net income (loss)	$(434,418)	$151,375	$(118,688)	$(1,001,595)
GAAP basic shares	797,985	790,827	796,775	785,788
Dilutive securities (5)	—	15,556	—	—
Non-GAAP diluted shares (6)	797,985	806,383	796,775	785,788
Non-GAAP diluted net income (loss) per share	$(0.54)	$0.19	$(0.15)	$(1.27)
Adjusted EBITDA:
Net income (loss) (1) (2)	$(536,757)	$28,659	$(403,103)	$(1,357,742)
Exclude:
Stock-based compensation expense	164,295	115,969	453,370	346,748
Depreciation and amortization expense	133,448	121,983	399,312	366,469
Interest and other expense (income), net	(15,466)	26,424	(64,336)	49,692
Provision (benefit) for income taxes	(190,325)	1,024	(192,675)	1,082,784
Adjusted EBITDA	$(444,805)	$294,059	$192,568	$487,951
Stock-based compensation expense by function:
Cost of revenue	$11,627	$8,581	$33,479	$23,333
Research and development	101,515	66,111	269,983	204,686
Sales and marketing	27,105	25,550	84,647	73,572
General and administrative	24,048	15,727	65,261	45,157
Total stock-based compensation expense	$164,295	$115,969	$453,370	$346,748
Amortization of acquired intangible assets by function:
Cost of revenue	$7,587	$5,424	$21,059	$17,984
Research and development	3,071	—	9,188	—
Sales and marketing	150	—	400	—
Total amortization of acquired intangible assets	$10,808	$5,424	$30,647	$17,984
Non-GAAP costs and expenses:
Total costs and expenses	$2,026,365	$880,126	$4,170,376	$2,652,574
Exclude:
Stock-based compensation expense	(164,295)	(115,969)	(453,370)	(346,748)
Amortization of acquired intangible assets	(10,808)	(5,424)	(30,647)	(17,984)
Total non-GAAP costs and expenses	$1,851,262	$758,733	$3,686,359	$2,287,842

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
(Continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Adjusted free cash flow:
Net cash provided by operating activities	$388,980	$214,787	$1,161,131	$662,570
Less: purchases of property and equipment	(411,227)	(290,746)	(871,603)	(577,829)
Plus: proceeds from sales of property and equipment	2,076	1,910	6,913	5,815
Adjusted free cash flow	$(20,171)	$(74,049)	$296,441	$90,556
Adjusted income (loss) from operations:
Income (loss) from operations	(742,548)	56,107	(660,114)	(225,266)
Exclude: litigation settlement, net (1)	765,701	—	765,701	—
Adjusted income (loss) from operations	$23,153	$56,107	$105,587	$(225,266)
Adjusted net income (loss):
Net income (loss) (1) (2)	$(536,757)	$28,659	$(403,103)	$(1,357,742)
Exclude: provision for deferred tax assets valuation allowance (7)	—	—	—	1,101,374
Adjusted net income (loss)	$(536,757)	$28,659	$(403,103)	$(256,368)
Adjusted diluted net income (loss) per share:
Adjusted net income (loss)	$(536,757)	$28,659	$(403,103)	$(256,368)
GAAP diluted shares	797,985	806,383	796,775	785,788
Adjusted diluted net income (loss) per share	$(0.67)	$0.04	$(0.51)	$(0.33)

(1) In the third quarter of 2021, we entered into an agreement to settle a shareholder class action lawsuit and recorded a charge of $809.5 million partially offset by an insurance recovery of $5.8 million. In addition, during the quarter we received insurance proceeds of $38.0 million related to the settlement of separate earlier shareholder derivative lawsuits.

(2) In the second quarter of 2020, we recorded $150 million in general and administrative expenses in the consolidated statements of operations related to a draft complaint from the Federal Trade Commission.

(3) We adopted the new accounting standard update to simplify the accounting for convertible debt on January 1, 2021 using the modified retrospective method. The adoption eliminates the non-cash interest expense related to the conversion features of the convertible notes beginning in the first quarter of 2021.

(4) The non-GAAP provision for income taxes for the nine months ended September 30, 2020 includes a provision for income taxes of $1.11 billion related to the establishment of a valuation allowance against deferred tax assets.

(5) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks, the convertible notes, and warrants. There is no dilutive effect of the common stock instruments, the convertible notes, or the related hedge and warrant transactions in the three and nine months ended September 30, 2021 and in the nine months ended September 30, 2020 due to the GAAP net loss position in those periods. There is no dilutive effect of the notes or the related hedge and warrant transactions in the three months ended September 30, 2020.

(6) GAAP diluted shares are the same as non-GAAP diluted shares for all periods presented.
(7) The provision for deferred tax assets valuation allowance in the nine months ended September 30, 2020 is related to the establishment of a valuation allowance against deferred tax assets.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect (1):
Revenue	$1,284	$936	$3,510	$2,427
Foreign exchange effect on 2021 revenue using 2020 rates	(2)		(28)
Revenue excluding foreign exchange effect	$1,282		$3,482
Revenue year-over-year change percent	37%		45%
Revenue excluding foreign exchange effect year-over-year change percent	37%		43%

Advertising revenue	$1,141	$808	$3,093	$2,053
Foreign exchange effect on 2021 advertising revenue using 2020 rates	(2)		(28)
Advertising revenue excluding foreign exchange effect	$1,139		$3,065
Advertising revenue year-over-year change percent	41%		51%
Advertising revenue excluding foreign exchange effect year-over-year change percent	41%		49%

Data licensing and other revenue	$143	$128	$418	$375
Foreign exchange effect on 2021 data licensing and other revenue using 2020 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$143		$418
Data licensing and other revenue year-over-year change percent	12%		11%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	12%		11%

International revenue	$542	$424	$1,559	$1,081
Foreign exchange effect on 2021 international revenue using 2020 rates	(2)		(28)
International revenue excluding foreign exchange effect	$540		$1,531
International revenue year-over-year change percent	28%		44%
International revenue excluding foreign exchange effect year-over-year change percent	27%		42%

International advertising revenue	$493	$381	$1,419	$960
Foreign exchange effect on 2021 international advertising revenue using 2020 rates	(2)		(28)
International advertising revenue excluding foreign exchange effect	$491		$1,391
International advertising revenue year-over-year change percent	30%		48%
International advertising revenue excluding foreign exchange effect year-over-year change percent	29%		45%

(1) The sum of individual amounts may not always equal total amounts indicated due to rounding.